
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders

                                                                    Ending
Class            Interest             Principal    Losses           Balance
A                4106831.57      25225637.49                0       284598362.51
CE                        0                0                0         6664964.19
EQUITY           3955694.89                0                0                  0
M1                376773.89                0                0           26280000
M2                240060.23                0                0           16186000
M3                 381637.9                0                0           21899000

